                                                                    EXHIBIT 99.1

PACER INTERNATIONAL COMPLETES REFINANCING

Concord, CA, June 13, 2003 - Pacer International, Inc. (Nasdaq:PACR), the non-asset based North American third-party logistics and freight transportation provider, announced that it has successfully completed the refinancing of its existing long-term debt.

The company stated that it has entered into a new senior credit facility with a syndicate of financial institutions led by Deutsche Bank. The credit agreement provides for a seven-year delayed draw term loan maturing in 2010 in an original principal amount of $255.0 million.

According to Don Orris, Pacer's chairman and chief executive officer, proceeds were used to repay the existing bank term loan of $91.2 million, and will also be used to redeem the entire outstanding principal amount of the company's $150.0 million, 11.75% senior subordinated notes due 2007. On June 10, the company issued a notice of redemption for the entire outstanding amount of the senior subordinated notes, with a redemption date of July 10, 2003. The notes will be redeemed for a total redemption price of $158,812,500.00 plus interest of 11.75% on the notes up to the redemption date.

The agreement also provides for a five-year, $75.0 million revolving credit facility maturing in 2008, of which up to $25.0 million may be used for letters of credit. The facility will be used for working capital and general corporate purposes of the company and its subsidiaries, Orris said.

"As a result of our robust cash flow characteristics," Orris noted, "we were able to complete this refinancing, which will bring additional significant savings to our bottom line." Based upon the current variable interest rate of the new senior credit facility, the company estimates that its pro forma yearly interest expense will decrease by $10.0 million after redemption of the senior subordinated notes. In the second fiscal quarter of 2003, the company will incur a one-time pre-tax charge of $11.9 million as a result of the redemption of the notes, consisting of $8.8 million of redemption premiums and $3.1 million of associated debt issuance costs.

Pacer previously announced on May 6 that it would launch the refinancing.

ABOUT PACER -- Pacer International, a leading non-asset based North American third-party logistics and freight transportation provider, offers a broad array of logistics and other services to facilitate the movement of freight from origin to destination. Its services include wholesale stacktrain services (cost-efficient, two-tiered rail transportation for containerized shipments), and retail trucking, intermodal marketing, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its business units Pacer Stacktrain and Pacer Global Logistics are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS -- This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the company's leverage; its dependence upon third parties for equipment and services essential to operate its business; regulatory changes affecting the company's industry, operations, products and services; competitive or technological factors affecting the company's markets, operations, products and services; shifts in market demand and general economic conditions. In addition, the company has acquired businesses in the past and may consider acquiring businesses in the future that provide complementary services. There can be no assurance that the businesses that the company has acquired in the past and may acquire in the future can be successfully integrated. Additional information about factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's 2002 annual report on Form 10-K dated March 19, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

Note to editors: Issued by Steve Potash and Company, tel. 510/865-0800, or steve@potashco.com

MEDIA CONTACT: Larry Yarberry, Pacer CFO, tel. 925-887-1577, or lyarberry@pacerintl.com

###